Exhibit 4.05

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (the “1933 ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO YOU THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

PLAIN ENGLISH WARRANT AGREEMENT

This is a PLAIN ENGLISH WARRANT AGREEMENT dated April 24, 2009 by and between CHEGG, INC., a Delaware corporation, and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company.

The words “We”, “Us”, or “Our” refer to the warrant holder, which is TRIPLEPOINT CAPITAL LLC. The words “You” or “Your” refers to the issuer, which is CHEGG, INC., and not to any individual. The words “The Parties” refers to both TRIPLEPOINT CAPITAL LLC and CHEGG, INC. This Plain English Warrant Agreement may be referred to as the “Warrant Agreement”.

The Parties have entered into a Plain English Revolving Loan and Security Agreement dated as of April 24, 2009, the “Loan Agreement”.

In consideration of such Loan Agreement, the Parties agree to the following mutual agreements and conditions set forth below:

WARRANT INFORMATION

Effective Date	Warrant Number	Loan Facility Number
April 24, 2009	0592-W-01	0592-RV-01

Warrant Coverage	Number of Shares	Price Per Share	Type of Stock
$135,000 (6.75% of $2,000,000) shall be earned upon the Closing Date (as defined in the Loan Agreement); up to an additional $202,500 (6.75% of $3,000,000) shall be earned based upon cumulative Advances under the Loan Agreement which exceed $2,000,000

115,793 upon the Closing Date; up to an additional 173,690 based upon cumulative Advances under the Loan Agreement which exceed $2,000,000

(*Subject to adjustment per the terms of this Warrant Agreement)

		$1.1658706 (*Subject to adjustment per the terms of this Warrant Agreement)	Series C-2 Preferred Stock (*Subject to adjustment per the terms of this Warrant Agreement)

OUR CONTACT INFORMATION

Name	Address For Notices	Contact Person
TriplePoint Capital LLC	2755 Sand Hill Road, Ste. 150 Menlo Park, CA 94025 Tel: (650) 854-2090 Fax: (650) 854-1850	Sajal Srivastava, COO Tel: (650) 233-2102 Fax: (650) 854-1850 email: legal@triplepointcapital.com

YOUR CONTACT INFORMATION

Customer Name	Address For Notices	Contact Person
Chegg, Inc.	4655 Old Ironsides Dr., Suite 350 Santa Clara, CA 95054	Omer Regev, CFO Tel: (408) 727-6486 Fax: (501) 423-7297 email: omer@chegg.com

1.	WHAT YOU AGREE TO GRANT US

You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, that number of fully paid and non-assessable shares of Your Warrant Stock equal to One Hundred Thirty Five Thousand and No/100 Dollars ($135,000), divided by the Exercise Price.

In addition, immediately upon cumulative Advances made by Us to You under the Loan Agreement in excess of Two Million and No/100 Dollars ($2,000,000), You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, an additional number of fully paid and non-assessable shares of Your Warrant Stock equal to six and three quarters percent (6.75%) of any amounts advanced under the Loan Agreement in excess of Two Million and No/100 Dollars ($2,000,000), divided by the Exercise Price. For purposes of the above calculation, the Warrant Coverage shall be based upon the sum of cumulative Advances without consideration to any prepayment made by You during the Loan Term (as defined in the Loan Agreement).

For the avoidance of doubt, the maximum amount of Warrant Coverage which may be earned under this Warrant Agreement is $337,500.

The number of shares of Warrant Stock and the Exercise Price of such Warrant Stock are subject to adjustment as provided in Section 4 hereof.

For purposes of this Warrant Agreement, the following capitalized terms have the meanings given below:

“Exercise Price” means the lower of (a) 1.1658706 and (b) the lowest per share price for which Your preferred stock is sold in the Next Round.

“Next Round” means the next bona fide round of equity financing in which You issue and sell shares of your preferred stock (anticipated to be Your Series D Preferred Stock) for aggregate gross cash proceeds of at least $1,000,000 (excluding any amounts received upon conversion or cancellation of indebtedness) subsequent to the Effective Date.

“Warrant Stock” means (a) the class and series of Your preferred stock issued in the Next Round, if the lowest per share price for which such preferred stock is sold in the Next Round is less than 1.1658706, or (b) in all other cases, Your Series C-2 Preferred Stock. For avoidance of doubt, if this Warrant Agreement is exercised prior to the Next Round then this Warrant Agreement shall be exercisable for Your Series C-2 Preferred Stock.

The Parties agree that this Warrant Agreement to purchase the Warrant Stock has a fair market value equal to $100 and that $100 of the issue price of the investment will be allocable to the Warrant Agreement and the balance shall be allocable to the Loan Agreement for income tax purposes and the original issue discount on the Loan Agreement shall be considered to be zero.

2.	WHEN ARE WE ENTITLED TO PURCHASE YOUR WARRANT STOCK.

The term of this Warrant Agreement and our right to purchase Warrant Stock will begin the Effective Date, and shall be available for the greater of (i) 7 years from the Effective Date or (ii) 5 years from the effective date of Your initial public offering.

Notwithstanding the foregoing, Our right to purchase the Warrant Stock shall be automatically and fully exercised via the net issuance method described below (without surrender of the Warrant Agreement) upon the occurrence of a Merger Event, as defined below, with a Person that is not one of Your affiliates, in which Your common stock is exchanged for one or more of (i) cash or (ii) if Your are acquired by a publicly traded acquirer and the total per share consideration of the publicly traded Warrant stock (or other publicly traded securities issuable upon exercise of this Warrant) is equal to or greater than three (3) times the aggregate Exercise Price (as adjusted). No less than ten (10)

business days prior to any Merger Event, You shall provide Us with written notice of the proposed Merger Event together with a copy of the executed merger agreement, or other definitive documentation (and all schedules and exhibits thereto) and information concerning Your expected capitalization immediately prior to the Merger Event. Upon consummation of the Merger Event, You shall promptly provide Us with (a) a copy of any modifications or amendments to the executed merger agreement, (b) any other documents in connection therewith, (c) updated information, if any, concerning Your capitalization immediately prior to the Merger Event, and, (d) upon request, by Us any other information reasonably necessary to an informed evaluation of Our rights under this Agreement. In such Merger Event, if the consideration to be received by Us does not consist of cash or publicly traded stock that is traded on a recognized public exchange or the publicly traded stock is less than three (3) times the aggregate Exercise Price and We have not elected to exercise Our rights under this Warrant Agreement, then You may, at Your sole discretion, pay Us a sum equal to three (3) times the Exercise Price for each share exercisable under this Warrant Agreement in exchange for the cancellation of this Warrant Agreement upon the consummation of the Merger Event

3.	HOW WE MAY PURCHASE YOUR WARRANT STOCK.

We may exercise Our purchase rights, in whole or in part, at any time, or from time to time, prior to the expiration of the term of this Warrant Agreement, by giving You a completed and executed Notice of Exercise in the form attached as Exhibit I. Promptly upon receipt of the Notice of Exercise and in any event no later than twenty-one (21) days after you have received Our Notice of Exercise and payment of the aggregate Exercise Price for the shares purchased, You will issue to Us a certificate for the number of shares of Warrant Stock that We have purchased and You will execute the Acknowledgment of Exercise in the form attached hereto as Exhibit II indicating the number of shares which will be available to Us for future purchases, if any.

We may pay for the Warrant Stock by either (i) cash or check, or (ii) by the net issuance method as determined below. If We elect the Net Issuance method, You will issue Warrant Stock using the following formula:

X =	Y(A-B)
A

Where:	X =	the number of shares of Warrant Stock to be issued to Us.
	Y =	the number of shares of Warrant Stock We request to be exercised under this Warrant Agreement.
	A =	the fair market value of one share of Warrant Stock.
	B =	the Exercise Price.

For purposes of the above calculation, current fair market value of Warrant Stock shall mean with respect to each share of Warrant Stock:

If the exercise is in connection with the initial public offering of Your Common Stock, and if Your registration statement relating to such public offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus of the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise;

If this Warrant Agreement is exercised after, and not in connection with Your initial public offering, and:

•

if traded on a securities exchange, the fair market value shall be the product of (x) the average of the closing prices over a five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise; or

•

if actively traded over-the-counter, the fair market value shall be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise.

If this Warrant Agreement is exercised prior to or after Your initial public offering, and:

•

Your Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Warrant Stock shall be the product of (x) the fair market value of a share of Your Common Stock (the highest price per share which You could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold, from authorized but unissued shares), as determined in good faith by Your Board of Directors and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise, unless You shall become subject to a merger, acquisition or other consolidation pursuant to which You are not the surviving party, in which case the fair market value of Warrant Stock shall be deemed to be the value received by the holders of Your Warrant Stock on a common equivalent basis pursuant to such merger or acquisition or other consolidation.

During the term of this Warrant Agreement, You will at all times from and after the Effective Date have authorized and reserved a sufficient number of shares of (a) Warrant Stock to provide for the exercise of our rights to purchase Warrant Stock, and (b) Common Stock to provide for the conversion of the Warrant Stock.

If We elect to exercise part of the Warrant Agreement, You will promptly issue to Us an amended Warrant Agreement stating the remaining number of shares that are available. All other terms and conditions of that amended Warrant Agreement shall be identical to those contained in this Warrant Agreement.

If at the end of the term of this Warrant Agreement (as set forth in the first paragraph of Section 2), the fair market value of one share of Warrant Stock (or other security issuable upon the exercise hereof) as determined in accordance herewith is greater than the Exercise Price in effect on such date, then this Warrant Agreement shall automatically be deemed on and as of such date to be converted pursuant hereto as to all shares of Warrant Stock (or such other securities) for which it shall not previously have been exercised or converted, and You shall promptly deliver a certificate representing the shares of Warrant Stock (or such other securities) issued upon such conversion to Us.

4.	WHEN WILL THE NUMBER OF SHARES AND EXERCISE PRICE CHANGE.

•

If You are Acquired. If at any time (i) there is a reorganization of Your stock (other than a reclassification, exchange or subdivision of Your stock otherwise provided for in this Warrant Agreement); (ii) You merge or consolidate with or into another entity, whether or not You are the surviving entity; or (iii) You sell or convey, or grant an exclusive license with respect to, all or substantially all of Your assets to any other person; or (iv) there occurs any transaction or series of related transactions that result in the transfer of fifty percent (50%) or more of the outstanding voting power of the capital stock of You (each of the foregoing events are referred to as a “Merger Event”), then, as a part of such Merger Event, lawful provision shall be made so that We shall thereafter be entitled to receive, upon exercise of Our rights under this Warrant Agreement, the number of shares of preferred stock or other securities of the successor or surviving person resulting from such Merger Event, equal in value to that which would have been issuable if We had exercised Our rights under this Warrant Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by Your Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to Our rights and interest after the Merger Event so that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of shares of Warrant Stock purchasable) shall be applicable to the greatest extent possible.

•

If You Reclassify Your Stock. If at any time You combine, reclassify, exchange or subdivide Your securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes (including, without limitation, as a result of the automatic conversion of the Series C Preferred Stock into Common Stock in accordance with Your certificate of incorporation), this Warrant Agreement will thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

•

If You Subdivide or Combine Your Shares. If at any time You combine or subdivide Your Series C-2 Preferred Stock, the Exercise Price will be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

•

If You Pay Stock Dividends. If at any time You pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the above paragraphs) of Your Series C Preferred Stock, You will make sure that We will get that benefit of that stock dividend or distribution when we exercise this Warrant as if we had exercised the Warrant when the distribution of Your Series C Preferred Stock was originally made.

•

If You Change the Antidilution Rights of the Warrant Stock or Issue New Preferred or Convertible Stock. All antidilution rights applicable to the Warrant Stock purchasable under this Warrant Agreement are as set forth in Your Certificate of Incorporation, as amended through the Effective Date. You will use commercially reasonable efforts to promptly provide Us with any restatement, amendment, modification of or waiver of any right under Your Certificate of Incorporation provided, that if with commercially reasonable efforts You cannot promptly provide Us with such documents, You shall provide them within ten (10) days of Our request. You will also use commercially reasonable efforts to provide Us with copies of any notices that You send to holders of the Warrant Stock with respect to any issuance of Your stock or other equity security to occur after the Effective Date (other than issuances of stock or equity securities pursuant to customary employee stock plans) , provided, that if with commercially reasonable efforts You cannot promptly provide Us with such notices, You shall provide them within ten (10) days of Our request. Notwithstanding any term or condition contained in this Warrant Agreement, the Loan Agreement to the contrary, Your failure to comply with this paragraph shall not constitute an Event of Default unless You have not provided the information requested within ten (10) days of such request.

5.	WE CAN TRANSFER THIS PLAIN ENGLISH WARRANT AGREEMENT.

Subject to the terms and conditions contained in Section 7, We (or any successor transferee) may transfer in whole or in part this Warrant Agreement and all its rights. You will record the transfer on Your books when You receive Our Notice of Transfer in the form attached hereto as Exhibit III, and Our payment of all transfer taxes and other governmental charges involved in such transfer.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS FROM YOU.

•

Reservation of Warrant Stock. The Warrant Stock issuable upon exercise of Our rights under this Warrant Agreement will be duly and validly reserved and when issued in accordance with the provisions of this Warrant Agreement will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever (other than any liens, charges and encumbrances created by Us or by this Warrant Agreement); provided, however, that the Warrant Stock issuable pursuant to this Warrant Agreement may be subject to restrictions on transfer under state and/or Federal securities laws. Upon Our exercise, You will issue to Us certificates for shares of Warrant Stock without charging Us any tax, or other cost incurred by You in connection with such exercise and the related issuance of shares of Warrant Stock. You will not be required to pay any tax, which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than TriplePoint Capital LLC.

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Due Authority. Your execution and delivery of this Warrant Agreement and the performance of Your obligations hereunder, including the issuance to Us of the right to acquire the shares of Warrant Stock, have been duly authorized by all necessary corporate action on Your part and this Warrant Agreement is not inconsistent with Your Certificate of Incorporation or Bylaws, does not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which You are a party or by which You are bound, and this Warrant Agreement constitutes a legal, valid and binding agreement, enforceable in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

•

Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to execution, delivery and Your performance of Your obligations under this Warrant Agreement, except for the filing of any required notices pursuant to Federal and state securities laws, which filings will be effective by the times required thereby.

•

Issued Securities. All of Your issued and outstanding shares of Common Stock, Warrant Stock or any other securities have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock and Warrant Stock were issued in full compliance with all Federal and state securities laws. In addition as of the Effective Date:

Your authorized capital consists of (A) 32,000,000 shares of Common Stock, of which 10,449,795 shares of Common Stock are issued and outstanding, and (B) 44,401,072 shares of preferred stock, of which 43,542,403 shares are issued and outstanding.

You have reserved 9,178,694 shares of Common Stock for issuance under Your Stock Incentive Plan, under which 4,636,602 options have been granted. Except as otherwise provided in this Warrant Agreement and as noted above, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of Your capital stock or other of Your securities.

Except as set forth in Your Investor’s Rights Agreement, a true, correct and complete copy of which has been delivered to Us prior to the issuance of this Warrant, Your stockholders do not have preemptive rights to purchase new issuances of Your capital stock.

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Other Commitments to Register Securities. Except as set forth in this Warrant Agreement and the Investors’ Rights’ Agreement, You are not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of Your presently outstanding securities or any of Your securities which may hereafter be issued.

•

Exempt Transaction. Subject to the accuracy of Our representations in Section 7 hereof, the issuance of the Warrant Stock upon exercise of this Warrant Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

•

Compliance with Rule 144. We may sell the Warrant Stock issuable hereunder in compliance with Rule 144 promulgated by the Securities and Exchange Commission. Within ten (10) days of Our request, You agree to furnish Us, a written statement confirming Your compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule 44, as may be amended.

•

No Impairment. You agree not to, by amendment of Your Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by You, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Our rights under this Warrant against impairment. Notwithstanding the foregoing, You shall not be deemed to have impaired Our rights with any amendment of Your Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, if such amendment or transaction affects the rights, privileges, preferences of the securities then issuable upon exercise of this Warrant (the “Shares”) in a manner that is not different from the effect on the outstanding securities of You that are of the same series and class as the Shares.

7.	OUR REPRESENTATIONS AND COVENANTS TO YOU.

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Investment Purpose. The right to acquire Warrant Stock or the Warrant Stock issuable upon exercise of Our rights contained herein and the Common Stock issuable upon conversion will be acquired for investment purposes and not with a view to the sale or distribution of any part thereof, and We have no present intention of selling or engaging in any public distribution of the same in violation of the 1933 Act.

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Private Issue. We understand (i) that this Warrant Agreement, the Warrant Stock issuable upon exercise of this Warrant Agreement and the Common Stock issuable upon conversion of the Warrant Stock are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that Your reliance on such exemption is predicated on the representations set forth in this Section 7.

•

Disposition of Our Rights. In no event will We make a disposition of any of Our rights to acquire Warrant Stock or Warrant Stock issuable upon exercise of such rights or the Common Stock issuable upon conversion of the Warrant Stock unless and until (i) We shall have notified You in writing of the proposed disposition, and (ii) the transferee agrees to be bound in writing to the applicable terms and conditions of this Warrant Agreement, and (iii) if You request, We shall have furnished You with an opinion of counsel satisfactory to You and Your counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of Our rights to acquire Warrant Stock or Warrant Stock issuable on the exercise of such rights or the Common Stock issuable upon conversion of the Warrant Stock do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Warrant Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to You at Our request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the You at Our request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the holder of a share of Warrant Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from You, without expense to such holder, one or more new certificates for the Warrant or for such shares of Warrant Stock not bearing any restrictive legend referring to 1933 Act registration or exemption.

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Financial Risk. We have such knowledge and experience in financial and business matters and knowledge of Your business affairs and financial condition as to be capable of evaluating the merits and risks of Our investment, and have the ability to bear the economic risks of Our investment.

•

Risk of No Registration. We understand that if You do not register with the Securities and Exchange Commission pursuant to Section 12 of the 1934 Act (the “1934 Act”), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when We desire to sell (i) the rights to purchase Warrant Stock pursuant to this Warrant Agreement, or (ii) the Warrant Stock issuable upon exercise of the right to purchase, or (iii) the Common Stock issuable upon conversion of the Warrant Stock, We may be required to hold such securities for an indefinite period. We also understand that any sale of Our right to purchase Warrant Stock or Warrant Stock or Common Stock issuable upon conversion of the Warrant Stock, which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

•	Accredited Investor. We are an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D of the 1933 Act, as presently in effect.

8.	NOTICES YOU AGREE TO PROVIDE US.

You agree to give Us at least twenty (20) days prior written notice (or such shorter period of prior notice as You shall provide to the other holders of your Series C Preferred Stock or Common Stock consistent with Your Certificate of Incorporation) of the following events:

•	If You Pay a Dividend or distribution declaration upon your stock.

•	If You offer for subscription pro-rata to the existing shareholders additional stock or other rights.

•	If You consummate or sign definitive documents providing for a Merger Event.

•	If You have an IPO.

•	If You dissolve or liquidate.

All notices in this Section must set forth details of the event, how the event adjusts either Our number of shares or Our Exercise Price and the method used for such adjustment.

Timely Notice. Your failure to timely provide such notice required above shall entitle Us to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Us.

9.	DOCUMENTS YOU WILL PROVIDE US.

Upon signing this Agreement You will provide Us with:

•	Executed originals of this Agreement, and all other documents and instruments that We may reasonably require

•	Secretary’s certificate of incumbency and authority

•	Certified copy of resolutions of Your board of directors approving this Agreement

•	Certified copy of Certificate of Incorporation and By-Laws as amended through the Effective Date

•	Current Investor’s Rights Agreement

So long as this Warrant Agreement is in effect, You shall provide Us with the following:

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Within fifteen (15) Business Days after the closing of any equity financing, or extension of an existing round of equity financing, occurring after the Effective Date, in which You issue preferred stock or other securities You will provide Us with copies of the fully executed equity financing documents, including without limitation the related stock purchase agreement, investors rights agreement, voting agreement, amended or restated certificates of incorporation, current capitalization table and other related documents. Notwithstanding any term or condition contained in this Warrant Agreement, the Loan Agreement to the contrary, Your failure to comply with this paragraph shall not constitute an Event of Default unless You have not provided the information requested within ten (10) days of Our request

•	Promptly upon Our request, after its completion, You shall provide Us with any 409A Valuation Reports or other similar reports prepared for You.

•	You shall submit to Us any other documents and other information that We may reasonably request from time to time and are necessary to implement the provisions and purposes of this Warrant Agreement.

10.	REGISTRATION RIGHTS UNDER THE 1933 ACT.

Pursuant to that certain First Amendment to the Amended and Restated Investors’ Rights Agreement (the “Amendment”), the shares of Your Common Stock into which the Warrant Stock is convertible shall have registration rights as set forth in the Amended and Restated Investors’ Rights Agreement, dated as of December 9, 2008 (the “Investors’ Rights Agreement”). The provisions set forth in Your Investors’ Rights Agreement relating to such registration rights in effect as of the date of this Warrant Agreement may not be amended, modified or waived without Our prior written consent unless such amendment, modification or waiver affects the rights associated with the shares of common stock into which the Warrant Stock is convertible in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class of stock as the Warrant Stock. We understand and agree that the shares of Warrant Stock (and the shares of Your Common Stock into which the Warrant Stock is convertible) shall be subject to Section 1.15 of the Investors Rights Agreement and that by execution of the Amendment, We hereby agree to be bound by the terms thereof.

11.	OTHER LEGAL PROVISIONS THE PARTIES WILL ABIDE BY.

Effective Date. This Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Parties on the date hereof. This Warrant Agreement shall be binding upon any of the successors or assigns of the Parties.

Attorney’s Fees. In any litigation, arbitration or court proceeding between the Parties relating to this Warrant Agreement, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

Governing Law. This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of California without giving effect to that body of law pertaining to conflicts of laws.

Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Plain English Warrant Agreement. Service of process on any party hereto in any action arising out of or relating to this agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and The Parties wish applicable state and federal laws to apply (rather than arbitration rules), The Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN

PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. This waiver extends to all such Claims, including Claims that involve Persons other than You and Us; Claims that arise out of or are in any way connected to the relationship between You and Us; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant Agreement.

Counterparts. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Notices. Any notice required or permitted under this Warrant Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (1) actual receipt or 3 days after mailing if mailed postage prepaid by regular or airmail to Us or You or (2) one day after it is sent by overnight mail via nationally recognized courier or (3) on the same day as sent via confirmed facsimile transmission, provided that the original is sent by personal delivery or mail by the sending party.

Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly acknowledges and agrees that there is no adequate remedy at law for any breach of this Warrant Agreement and that in the event of any breach of this Agreement, the injured party shall be entitled to specific performance of any or all provisions hereof or an injunction prohibiting the other party from continuing to commit any such breach of this Agreement.

Survival. The representations, warranties, covenants, and conditions of the Parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

Severability. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

Entire Agreement. This Warrant Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and undertakings of the Parties, whether oral or written, with respect to such subject matter.

Amendments. Any provision of this Warrant Agreement may only be amended by a written instrument signed by the Parties.

Lost Warrants or Stock Certificates. You covenant to Us that, upon receipt of evidence reasonably satisfactory to Us of the loss, theft, destruction or mutilation of this Warrant Agreement or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to You, or in the case of any such mutilation upon surrender and cancellation of such Warrant Agreement or stock certificate, You will make and deliver a new Warrant Agreement or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Agreement or stock certificate.

Rights as Stockholders. We shall not, as a party to this Warrant Agreement, be entitled to vote or receive dividends or be deemed the holder of Series C-2 Preferred Stock or any of Your other securities which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Us any of the rights of one of Your stockholders or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant Agreement is exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

Facsimile Signatures. This Warrant Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature Page to Follow)

IN WITNESS WHEREOF, each of the Parties have caused this Warrant Agreement to be executed by its officers who arc duly authorized as of the Effective Date.

You:	CHEGG, INC.

Signature:	/s/ Osman Rashid

Print Name:	Osman Rashid

Title:	CEO

Us:	TRIPLEPOINT CAPITAL LLC

Signature:	/s/ Sajal Srivastava

Print Name:	Sajal Srivastava

Title:	Chief Operating Officer

[SIGNATURE PAGE TO WARRANT AGREEMENT 0592-W-01]

EXHIBIT I

NOTICE OF EXERCISE

To:	[ ]

1.	We hereby elect to purchase [ ] shares of the Series [ ] Preferred Stock of [ ], pursuant to the terms of the Plain English Warrant Agreement dated the [ ] day of [ ],[200 ] (the “Plain English Warrant Agreement”) between You and Us, We hereby tender here payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

2.	Method of Exercise (Please initial the applicable blank)

a.	The undersigned elects to exercise the Plain English Warrant Agreement by means of a cash payment, and gives You full payment for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

b.	The undersigned elects to exercise the Plain English Warrant Agreement by means of the Net Issuance Exercise method of Section 3 of the Plain English Warrant Agreement.

3.	In exercising Our rights to purchase the Series [ ] Preferred Stock of [ ], We hereby confirm and acknowledge the investment representations, warranties and covenants made in Section 7 of the Plain English Warrant Agreement.

Please issue a certificate or certificates representing these purchased shares of Series [        ] Preferred Stock in Our name or in such other name as is specified below.

(Name)

(Address)

US:	TRIPLEPOINT CAPITAL LLC

By:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

[                    ], hereby acknowledges receipt of the “Notice of Exercise” from TRIPLEPOINT CAPITAL LLC, to purchase [            ] shares of the Series [        ] Preferred Stock of [            ], pursuant to the terms of the Plain English Warrant Agreement, and further acknowledges that [            ] shares remain subject to purchase under the terms of the Plain English Warrant Agreement.

YOU:

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

FOR VALUE RECEIVED, the foregoing Plain English Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

Whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Transferee’s Signature:

Transferee’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Plain English Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Plain English Warrant Agreement.

PLAIN ENGLISH INTELLECTUAL PROPERTY SECURITY AGREEMENT

This is a Plain English Intellectual Property Security Agreement dated April 24, 2009 by and between TriplePoint Capital LLC, a Delaware company and Chegg, Inc., a Delaware corporation.

The words “We”, “Us”, or “Our”, refer to the grantee, which is TriplePoint Capital LLC. The words “You” or “Your” refers to the grantor, which is Chegg, Inc. and not any individual. The words “the Parties” refers to both TriplePoint Capital LLC and Chegg, Inc.

The Parties have entered into a Plain English Revolving Loan and Security Agreement dated April 24, 2009 (together with amendments, supplements, extensions and exhibits, collectively the “Loan Agreement”). Pursuant to the Loan Agreement, You have granted to Us a lien on and a security interest in all the present and future rights, title, and interest that You may now have or hereafter acquire in all Patents, Trademarks, Copyrights, and applications for Patents, Trademarks and Copyrights.

In consideration for the mutual covenants and agreements contained in the Loan Agreement and this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	GRANT OF SECURITY INTEREST OF PATENTS

You grant to Us a lien upon and continuing security interest in all of Your right, title, and interest in, to and under all of the following (all of the following items of property collectively will be referred to as the “Intellectual Property Collateral”), whether now existing or hereafter arising or acquired:

•

all Patents, Patent Licenses, and Patent applications, including specifically those listed on the attached Schedule A, together with any reissues, divisions, continuations, renewals, extensions and continuations thereof;

•	all Trademarks, Trademark Licenses, and trademark applications, including specifically those listed on the attached Schedule B together with any renewals thereof;

•	all Copyrights, Copyright Licenses, and applications for Copyrights, including specifically those listed on the attached Schedule C;

•

the right to sue for past, present and future infringements of the foregoing and all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof; and

•	all Proceeds.

You represent and warrant to Us that Schedules A, B, and C attached hereto set forth any and all intellectual property rights in connection to which You have registered or filed an application with either the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

2.	LOAN AGREEMENT

This security interest is granted to secure the Secured Obligations, under the Loan Agreement. All the capitalized terms used but not otherwise defined are used in this Agreement with the same meaning as defined in the Loan Agreement.

3.	OUR RIGHT TO SUE

From and after an Event of Default, subject to the terms of the Loan Agreement, We shall have the right, but shall in no way be obligated, to bring suit in Our own name to enforce Your rights in the Intellectual Property Collateral. If We commence any such suit, You shall, at the Our request, do all lawful acts and execute and deliver all proper documents or information that may be necessary or desirable to aid Us in such enforcement. You shall promptly, upon demand, reimburse and indemnify Us for all of Our costs and expenses, including reasonable attorney’s fees, related to Our exercise of the above mentioned rights.

4.	FURTHER ASSURANCES

You will from time to time execute, deliver and file, alone or with Us, any security agreements, or other documents to perfect and give priority to Our lien on the Intellectual Property Collateral. You will from time to time obtain any instruments or documents as We may request, and take all further action that may be reasonably necessary or desirable, or that We may reasonably request, to carry out more effectively the provisions and purposes of this Agreement or any other related agreements or to confirm, perfect, preserve and protect the liens granted to Us.

5.	MODIFICATION

This Agreement can only be altered, amended or modified in a writing signed by the Parties. Notwithstanding the foregoing however, You hereby irrevocably appoints Us (and any of Our designated officers, agents or employees) as Your true and lawful attorney to modify, in Our sole discretion, this Agreement without first obtaining Your approval of or signature to such modification by amending Schedules A, B, and C to this Agreement, as appropriate, to include reference to any right, title or interest in any Intellectual Property Collateral acquired by You before or after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property Collateral in which You no longer have or claim to have any right, title or interest. The appointment of Us as Your attorney in fact, and each and every one of Our rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been fully repaid and performed and Our obligation to provide credit extensions to You is terminated.

6.	BINDING EFFECT; REMEDIES NOT EXCLUSIVE

This Agreement shall be binding upon You and Your respective successors and assigns, and shall inure to the benefit of Us, and Our nominees and assigns.

Our rights and remedies with respect to the security interest granted hereby are in addition to those set forth in the Loan Agreement and the other Loan Documents, and those which are now or hereafter available to Us as a matter of law or equity. Each of Our rights, powers and remedies provided for herein or in the Loan Agreement or any of the Loan Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Us of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Loan Agreement or any of the other Loan Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Us, of any or all other rights, powers or remedies.

7.	GOVERNING LAW; COUNTERPARTS

This Agreement shall be deemed made and accepted in and shall be governed by and construed in accordance with the laws of the State of California, and (where applicable) the laws of the United States of America.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

(Signature Page to Follow)

2

IN WITNESS WHEREOF, You have duly executed this Agreement as of the date first set forth above.

You:	CHEGG, INC.

Signature:	/s/ Osman Rashid

Print Name:	Osman Rashid

Title:	CEO

[SIGNATURE PACE TO PLAIN ENGLISH INTELLECTUAL PROPERTY SECURITY AGREEMENT]

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SCHEDULE A

To Plain English Intellectual Property Security Agreement

Between Chegg, Inc. As You (Grantor)

and Triplepoint Capital LLC, as Us (Grantee)

PATENTS AND PATENT APPLICATIONS

PATENTS

Patent Name	Status and Date Issued	Patent Number

n/a

PATENT APPLICATIONS

Patent Name	Status & Date Filed	Application Number

n/a

4

SCHEDULE B

To Plain English Intellectual Property Security Agreement Between Chegg, Inc., as You (Grantor) and TriplePoint Capital LLC, as Us (Grantee)

TRADEMARKS AND TRADEMARK APPLICATIONS

TRADEMARKS

Name	Date Filed or Issued	Serial Number	Status
#1 IN TEXTBOOK RENTALS	06-10-2008	3,447,212	Declaration of Continued Use due by 06-10-2014.
CHEGG	01-02-2007	3,191,844	Declaration of Continued Use due by 01-02-2013.

TRADEMARK APPLICATIONS

Name	Date Filed	Serial Number	Status
DON’T BUY TEXTBOOKS	03-06-2008	77/415,587	Published 07-22-2008
DON’T BUY TEXTBOOKS LOGO DESIGN	03-19-2008	77/426,745	Published 07-22-2008

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SCHEDULE C

TO INTELLECTUAL PROPERTY SECURITY AGREEMENT

Between Chegg, Inc. as You (Grantor)

And Triplepoint Capital LLC, as Us (Grantee)

COPYRIGHT REGISTRATIONS

Registration Number	Title	Registration Date	V&A No.

n/a

APPLICATIONS FOR COPYRIGHT REGISTRATIONS

Title	Date Filed	V&A No.

n/a

6